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                         ENERGY SYSTEMS NORTH EAST, LLC

                                     B.39.1

                            CERTIFICATE OF FORMATION
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                            CERTIFICATE OF FORMATION

                                       OF

                         ENERGY SYSTEMS NORTH EAST, LLC

         This Certificate of Formation of ENERGY SYSTEMS NORTH EAST, LLC (the "Company") is being executed by the undersigned authorized person for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq.

         First:            The name of the Company is:

                           Energy Systems North East, LLC

         Second: The registered office of the Company in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801 and the name of the registered agent at that address is The Corporation Trust Company.

         IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 26th day of September, 2000.


                                        DELAWARE CORPORATE SERVICES INC.



                                        By:____________________________________
                                        Name:  Jeanette LaVecchia
                                        Title: Vice President